Exhibit 10(a)

AMENDMENT NO. 1
TO
ARROW ELECTRONICS, INC. GRANTOR TRUST AGREEMENT
                  (as amended and restated November 11, 2003)

WHEREAS, Arrow Electronics, Inc. (the “Company”) has created a grantor trust (the “Trust”) with Wachovia Bank, N.A., a national association (the “Trustee”), pursuant to an agreement originally entered into on June 28, 1998, which was amended and restated in its entirety on August 27, 2002 and again on November 11, 2003 (the “Agreement”);

WHEREAS, effective October 1, 2004, the Company adopted the Arrow Electronics, Inc. Executive Deferred Compensation Plan and desires to include that Plan as an additional Arrangement under the Agreement, the assets in respect of which are to be held in a separate Benefit Fund within the meaning of the Agreement; and

NOW, THEREFORE, the Company and the Trustee hereby agree pursuant to Section 14 of the Agreement to amend the Agreement in the following respects:

1.	A new Section 17 is added to read as follows:

Section 17. Arrow Electronics, Inc. Executive Deferred Compensation Plan.

(a)	The Arrow Electronics, Inc. Executive Deferred Compensation Plan, adopted effective October 1, 2004 and as in effect from time to time thereafter (the “DCP”), shall constitute a separate Arrangement hereunder effective October 1, 2004.

(b)	The assets contributed to the Trust in respect of the DCP shall be held in a separate Benefit Fund (within the meaning of Section 1(g)), which shall at all times be separately invested (and the grant of discretion to provide otherwise in Section 1(g)(5) shall not apply).

(c)	The second, third and last sentences of Section 6(d) (restricting investments after a Change of Control to high quality fixed income investments) shall not apply, and the investment of the assets of such separate Benefit Fund shall be determined by the Trustee by applying the criteria in clauses (1), (2) and (3) of the fourth sentence of Section 6(d) to the DCP as a separate Arrangement.

(d)	Attachment II and references thereto in the Trust Agreement shall not apply to the obligations under the DCP, and such obligations and the assets of the separate Benefit Fund in respect thereof shall be disregarded in determining amounts that must be contributed to the Trust in respect of other Arrangements.

2.	A new paragraph 3 is added to the listing of Arrangements in Attachment I, to read as follows:

3.	The Arrow Electronics, Inc. Executive Deferred Compensation Plan, effective October 1, 2004.

IN WITNESS WHEREOF, the instrument of amendment of the Agreement has been executed on behalf of the parties hereto this 17th day of September, 2004, to be effective as of October 1, 2004.

ARROW ELECTRONICS, INC.	WACHOVIA BANK, N.A.

By: /s/ Peter S. Brown	By: /s/ Alan C. Frazier

Its: Senior Vice President	Its: Senior Vice President

ATTEST:	ATTEST:

By: /s/ Fran Ceraso	By: /s/ Beverley H. Wood

Its: Executive Assistant	Its: Senior Vice President

ATTACHMENT I

     1. Arrow Electronics, Inc. Supplemental Executive Retirement Plan, as amended effective January 1, 2002, including a plan document bearing that name and applicable to all Participants and, with respect to each individual Participant, (1) a letter advising of his or her Participant status and the date it commenced, the date the Participant is first eligible to retire, his or her annual pension available at such retirement, the maximum pension to which the Participant may become entitled, and the date when he or she is first eligible for that maximum pension, and (2) any individual agreement with such Participant pertinent thereto.

     2. The Arrow Electronics, Inc. Management Insurance Program, consisting of individual agreements with the individuals participating therein.

     3. The Arrow Electronics, Inc. Executive Deferred Compensation Plan, effective October 1, 2004.